EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                    TO THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                   CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

                   -----------------------------------------

                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware
                   -----------------------------------------

                  CHICAGO MERCANTILE EXCHANGE HOLDINGS INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

                  FIRST: Article Five of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  "(A) The board of directors of the corporation shall consist of 20 members, including 14 Equity Directors, three Class B-1 Directors, two Class B-2 Directors and one Class B-3 Director. The board of directors of the corporation shall be divided into two classes, designated Class I and Class II. The Class I directors shall consist of seven Equity Directors, two Class B-1 Directors and one Class B-2 Director (the "Class I Directors"). The Class I Directors shall initially be those directors elected at the Annual Meeting of Shareholders of the corporation held in April 2002. The terms of the initial Class I Directors shall expire at the Annual Meeting of Shareholders of the corporation to be held in April 2004. The terms of the remaining seven Equity Directors, one Class B-1 Director, one Class B-2 Director and one Class B-3 Director shall expire at the Annual Meeting of Shareholders of the corporation to be held in April 2003 (the "2003 Annual Meeting").

                  (B) At the 2003 Annual Meeting, when the terms of the non-Class I Directors expire, the Class II Directors shall be elected as follows: seven Equity Directors, one Class B-1 Director, one Class B-2 Director and one Class B-3 Director (the "Class II Directors"). The terms of the initial Class II Directors shall expire at the Annual Meeting of Shareholders of the corporation to be held in April 2005.

                  (C) At each succeeding annual meeting of shareholders, beginning in 2004, successors to the class of directors whose terms expire at that annual meeting shall be elected for a two-year term, and until their successors are duly elected and qualified and have accepted office, subject to death, resignation or removal from office. Any vacancy occurring in a directorship may be filled by the board of directors and any director filling such a vacancy shall have the same remaining term as that of his or her predecessor; PROVIDED, HOWEVER, that any vacancy occurring with respect to a Class B-1 Director, a Class B-2 Director or a Class B-3 Director shall be filled from the candidates who lost for such position from the most recent election, with the candidates being selected to fill such vacancy in the order of the aggregate number of votes received in such previous election.

                  (D) No person shall be eligible for election as a Class B-1 Director, a Class B-2 Director or a Class B-3 Director unless he or she shall own, or be recognized as the owner for the purposes of the Exchange of, at least one share of the class of Class B Common Stock entitled to elect such director.

                  (E) Any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to elect such person as a director."

                  SECOND: The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.




                  IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed in its corporate name this 19th day of April, 2002.

                                        CHICAGO MERCANTILE EXCHANGE
                                        HOLDINGS INC.

                                        By: /s/ Craig S. Donohue
                                            --------------------
                                        Name:    Craig S. Donohue
                                        Title:   Managing Director and
                                                 Chief Administrative Officer